Exhibit 99.6

REVOCABLE VOTING PROXY

The undersigned, as a record holder of shares of common stock, par value $0.0001, of SAExploration Holdings, Inc. (formerly known as Trio Merger Corp.), a Delaware corporation (“Parent”), hereby revokes any previous proxies and appoints CLCH, LLC, an Alaska limited liability company, with full power of substitution, as the undersigned’s proxy to attend all meetings of stockholders of Parent and to vote, execute written consents and proxies and otherwise represent all shares of such common stock of Parent now or hereafter held of record by the undersigned (the “Shares”), in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting the Shares or personally acting on any matters submitted to the stockholders of Parent for approval or consent.

During the pendency of this proxy, all rights to vote the Shares shall be held by CLCH, LLC and shall not be voted by the undersigned, provided the undersigned may revoke this proxy at any time. Unless earlier revoked, this proxy shall terminate on June 24, 2016.

THIS PROXY SHALL BE SIGNED EXACTLY AS THE UNDERSIGNED’S NAME APPEARS BELOW. IF SIGNED BY AN ATTORNEY-IN-FACT, THE POWER OF ATTORNEY MUST BE ATTACHED.

Executed on the date set forth below, to be effective as of June 24, 2013.

X

Name:
Date:	June 20, 2013

Schedule to Exhibit 99.6

Form of Revocable Proxy Agreement

Separate Revocable Proxy Agreements substantially identical in all material respects to Exhibit 99.6 have been executed by certain stockholders of the Issuer in favor of CLCH, LLC. The Revocable Proxy Agreements differ from the form attached as Exhibit 99.6 as set forth below:

Name of Signatory	Number of Shares of Common Stock Subject to Proxy

Mike Scott	44,455
Darin Silvernagle	32,486